UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 23, 2005 (March 22, 2005)

INTERGRAPH CORPORATION

(Exact Name of Registrant as Specified in Charter)
Delaware	0-9722	63-0573222

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Madison Industrial Park IW 2000, Huntsville, AL		35894-0001

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (256) 730-2000

N/A

(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry Into a Material Definitive Agreement.

Intergraph Corporation (the "Company") today announced that the Company repurchased 5,407,354 shares of common stock of the Company from Goldman, Sachs & Co. ("GS") in a private transaction in connection with an Accelerated Stock Buyback (ASB).  The shares were repurchased for an upfront payment of approximately $150 million or $27.74 per share (exclusive of agreed fees and commissions), subject to a market price adjustment provision based on the volume weighted average market trading price over the period from May 2, 2005 to March 21, 2006.  The repurchase was funded from available cash on hand.

The terms and conditions relating to the ASB are more fully described in the Supplemental Confirmation to the Accelerated Stock Buyback Master Confirmation dated as of July 28, 2004, which is attached hereto as Exhibit 99.2 and incorporated herein by reference, and the related Master Confirmation dated as of July 28, 2004 (the "Master Confirmation") previously filed by the Company.  The foregoing summary is qualified in its entirety by reference to the text of Exhibit 99.2 and the Master Confirmation.

Item 8.01        Other Events

The Company also announced today it has increased its open market share repurchase program to $100 million and extended the authorization period for the open market program through December 31, 2007.  Previously, the Company had approximately $25 million remaining under its original $250 million repurchase program, which had been authorized through December 31, 2005.

Item 9.01.       Financial Statements and Exhibits.

Exhibits

              99.1   Press Release dated March 22, 2005
              99.2  Supplemental Confirmation to the Accelerated Stock Buyback Master Confirmation dated as of July 28, 2004

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERGRAPH CORPORATION

By: /s/ Larry J. Laster Name: Larry J. Laster Title: Executive Vice President and Chief Financial Officer

Date:    March 23, 2005